MACOM Reports Fiscal Fourth Quarter and Fiscal Year 2019 Financial Results

LOWELL, MA, November 12, 2019 - MACOM Technology Solutions Holdings, Inc. ("MACOM") (NASDAQ: MTSI), a leading supplier of semiconductor products, today announced its financial results for its fiscal fourth quarter and fiscal year ended September 27, 2019.
Fourth Quarter Fiscal Year 2019 GAAP Results
•Revenue was $112.2 million, a decrease of 25.8% compared to $151.2 million in the previous year fiscal fourth quarter and an increase of 3.6% compared to $108.3 million in the prior fiscal quarter;
•Gross margin was 47.2%, compared to 46.9% in the previous year fiscal fourth quarter and 31.2% in the prior fiscal quarter;
•Operating loss was $12.0 million, compared to a loss of $17.5 million in the previous year fiscal fourth quarter and a loss of $323.8 million in the prior fiscal quarter; and
•Net income from continuing operations was $8.1 million, or $0.12 per diluted share, compared to net loss of $16.1 million, or $0.29 loss per diluted share, in the previous year fiscal fourth quarter and net loss of $324.7 million, or $4.95 loss per diluted share, in the prior fiscal quarter. Fiscal fourth quarter 2019 net income includes an estimated $37.4 million tax benefit associated with an intercompany asset transfer.
Fourth Quarter Fiscal Year 2019 Adjusted Non-GAAP Results
•Adjusted gross margin was 53.0%, compared to 54.8% in the previous year fiscal fourth quarter and 39.4% in the prior fiscal quarter;
•Adjusted operating income was $8.5 million, or 7.6% of revenue, compared to adjusted operating income of $18.7 million, or 12.3% of revenue, in the previous year fiscal fourth quarter and adjusted operating loss of $22.3 million, or 20.6% of revenue, in the prior fiscal quarter; and
•Adjusted net income was $0.8 million, or $0.01 income per diluted share, compared to adjusted net income of $10.5 million, or $0.16 per diluted share, in the previous year fiscal fourth quarter and adjusted net loss of $27.7 million, or $0.42 per diluted share, in the prior fiscal quarter.
Fiscal Year 2019 GAAP Results
•Revenue was $499.7 million, a decrease of 12.4%, compared to $570.4 million in fiscal year 2018;
•Gross margin was 44.2%, compared to 43.1% in fiscal year 2018; and
•Fully diluted net loss from continuing operations was $5.88 per share, compared to a net loss of $2.47 per share in fiscal year 2018.
Fiscal Year 2019 Adjusted Non-GAAP Results
•Adjusted gross margin was 50.6%, compared to 53.5% in fiscal year 2018; and
•Adjusted net loss was $19.2 million, or $0.29 per diluted share, compared to adjusted net income of $27.8 million, or $0.42 per diluted share in fiscal year 2018.
Management Commentary
"We are making progress on all fronts," said Stephen G. Daly, President and Chief Executive Officer. "We are focused on profitability."

Business Outlook
For the fiscal first quarter ending January 3, 2020, MACOM expects revenue to be in the range of $113 million to $117 million. Adjusted gross margin is expected to be between 53% and 55%, and adjusted earnings per share is expected to be between $0.01 and $0.05 on an anticipated 67.5 million adjusted diluted shares outstanding.
Conference Call
MACOM will host a conference call on Tuesday, November 12, 2019 at 5:00 p.m. Eastern Time to discuss its fiscal fourth quarter and fiscal year 2019 financial results and business outlook. Investors and analysts may join the conference call by dialing 1-877-837-3908 and providing the passcode 8579324.
International callers may join the teleconference by dialing +1-973-872-3000 and entering the same passcode at the prompt. A telephone replay of the call will be made available beginning two hours after the call and will remain available for five business days. The replay number is 1-855-859-2056 with a passcode of 8579324. International callers should dial +1-404-537-3406 and enter the same passcode at the prompt.
Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties in the Investors section of MACOM's website at http://ir.macom.com. To listen to the live call, please go to the Investors section of MACOM's website and click on the conference call link at least fifteen minutes prior to the start of the conference call. For those unable to participate during the live broadcast, a replay will be available shortly after the call and will remain available for approximately 30 days.
About MACOM
MACOM designs and manufactures semiconductor products for Data Center, Telecommunication and Industrial and Defense applications. Headquartered in Lowell, Massachusetts, MACOM has design centers and sales offices throughout North America, Europe and Asia. MACOM is certified to the ISO9001 international quality standard and ISO14001 environmental management standard.
Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements based on MACOM management's beliefs and assumptions and on information currently available to our management. These forward-looking statements include, among others, statements about MACOM's strategic plans and priorities, our new organizational structure and operational enhancements, MACOM’s prospects and growth opportunities in our three primary markets, the estimated financial results for our fiscal first quarter and the stated business outlook and future results of operations.
These forward-looking statements reflect MACOM's current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause those events or our actual activities or results to differ materially from those expressed in any forward-looking statement. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including those factors described in "Risk Factors" in MACOM's filings with the Securities and Exchange Commission ("SEC"), including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the SEC. These forward-looking statements speak only as of the date of this press release, and MACOM undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Discussion Regarding the Use of Historical and Forward-Looking Non-GAAP Financial Measures
In addition to United States Generally Accepted Accounting Principles ("GAAP") reporting, MACOM provides investors with financial measures that have not been calculated in accordance with GAAP, such as: non-GAAP gross profit and gross margin, non-GAAP income (loss) from operations and operating margin, non-GAAP operating expenses, non-GAAP net income, non-GAAP diluted earnings per share, non-GAAP income tax rate, adjusted EBITDA, non-GAAP interest expense and non-GAAP Free Cash Flow. From time to time in this release or elsewhere, we may alternatively refer to such non-GAAP measures as “adjusted” measures. This non-GAAP information excludes the effect, where applicable, of discontinued operations, intangible amortization expense, share-based and non-cash compensation costs, impairment and restructuring charges, changes in common stock warrant liability, financing and litigation costs, acquisition and integration related costs, equity investment gains and losses, divested business losses, other costs and the tax effect of each adjustment.
Management believes that these excluded items are not reflective of our underlying performance. Management uses these non-GAAP financial measures to evaluate our ongoing operating performance and compare it against prior periods, make operating decisions, forecast future periods, evaluate potential acquisitions, compare our operating performance against peer companies and assess certain compensation programs. The exclusion of these and other similar items from our non-GAAP financial results should not be interpreted as implying that these items are non-recurring, infrequent or unusual. We believe this non-GAAP financial information provides additional insight into our ongoing performance and have therefore chosen to provide this information to investors for a more consistent basis of comparison and to help them evaluate the results of our ongoing operations and enable more meaningful period-to-period comparisons. These non-GAAP measures are provided in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
A reconciliation between GAAP and non-GAAP financial data is included in the supplemental financial data attached to this press release. We have not provided a reconciliation with respect to any forward-looking non-GAAP financial data presented because we do not have and cannot reliably estimate certain key inputs required to calculate the most comparable GAAP financial data, such as the future price per share of our common stock for purposes of calculating the value of our common stock warrant liability, future acquisition costs, the possibility and impact of any litigation costs, changes in our GAAP effective tax rate and impairment charges. We believe these unknown inputs are likely to have a significant impact on any estimate of the comparable GAAP financial data.
Investors are cautioned against placing undue reliance on these non-GAAP financial measures and are urged to review and consider carefully the adjustments made by management to the most directly comparable GAAP financial measures to arrive at these non-GAAP financial measures. Non-GAAP financial measures may have limited value as analytical tools because they may exclude certain expenses that some investors consider important in evaluating our operating performance or ongoing business performance. Further, non-GAAP financial measures may have limited value for purposes of drawing comparisons between companies because different companies may calculate similarly titled non-GAAP financial measures in different ways because non-GAAP measures are not based on any comprehensive set of accounting rules or principles.
Additional information and management’s assessment regarding why certain items are excluded from our non-GAAP measures are summarized below:
During the fiscal fourth quarter we determined that we would no longer present the non-GAAP revenue measure, and as such have adjusted current and prior periods to reflect this change.

Amortization Expense - is related to acquired intangible assets which are based upon valuation methodologies, and are generally amortized over the expected life of the intangible asset at the time of acquisition, which may result in amortization amounts that vary over time. The expense is not considered by management in making operating decisions, and is considered a non-cash expense.

Share-Based and Non-cash Compensation Expense - includes share-based compensation expense for awards that are equity and liability classified on our balance sheet. Share-based compensation expense is partially outside of our control due to factors such as stock price volatility and interest rates, which may be unrelated to our operating performance during the period in which the expense is incurred. It is an expense based upon valuation methodologies and assumptions that vary over time, and the amount of the expense can vary significantly between companies due to factors that can be outside of their control. Share-based and non-cash compensation expense amounts are not considered by management in making operating decisions.

Impairment-Related Charges - includes expenses associated with the impairment of property and equipment and intangible assets as a result of our decision in the third fiscal quarter 2019 to reduce certain development activities for one of our product lines, cease design and development of optical modules and subsystems for Data Center applications as well as close certain product development facilities (the "2019 Restructuring"). Additionally, on April 15, 2018, Zhongxing Telecommunications Equipment Corporation, of Shenzhen, China, and certain affiliated entities (collectively "ZTE") were added to the U.S. Department of Commerce's Bureau of Industry and Security's List of Denied Persons. Fiscal year 2018 and the 2019 fiscal first quarter include amounts associated with the impairment of property and equipment, inventory and other assets associated with ZTE which were not expected to have any future value. We believe these amounts are one-time in nature and are not correlated to future business operations and including such charges does not reflect our ongoing operations.

Restructuring Charges - includes amounts primarily associated with approved plans to reduce staffing and manufacturing, research and development or administrative footprints, including amounts associated with the 2019 Restructuring and other restructuring plans. We believe these amounts are not correlated to future business operations and including such charges does not reflect our ongoing operations.

Warrant Liability Expenses (Gains) - are associated with mark-to-market fair value adjustments which are largely based on the value of our common stock, which may vary from period to period due to factors such as stock price volatility. We believe these amounts are not correlated to future business operations and including such charges does not reflect our ongoing operations.

Non-Cash Interest, Net - includes amounts associated with the amortization of certain fees associated with the establishment or amendment of our credit agreement and term loans that are being amortized over the life of the agreement. We believe these amounts are non-cash in nature and not correlated to future business operations and including such charges does not reflect our ongoing operations.

Litigation Costs - includes gains, losses and expenses related to the resolution of other-than-ordinary-course threatened and actually filed lawsuits and other-than-ordinary-course contractual disputes and legal matters. We exclude these gains and losses because they are not considered by management in making operating decisions. We believe such gains, losses and expenses do not necessarily reflect the performance of our ongoing operations for the period in which such charges are recognized and the amount of such gains or losses and expenses can vary significantly between companies and make comparisons less reliable.

Acquisition, Integration and Restructuring-Related Costs - includes such items as professional fees incurred in connection with pre-acquisition and integration specific activities, post-acquisition employee retention amounts, contingent consideration adjustments, severance and other amounts accrued or paid to terminated employees of acquired businesses, costs including salaries incurred which are not expected to have a continuing contribution to operations or are expected to have a diminishing contribution during the integration or restructuring period and the amortization of the fair market step-up value of acquired inventory and fixed assets. Also included are severance costs associated with the departure of executive officers. We believe the exclusion of these items is useful in providing management a basis to evaluate ongoing operating activities and strategic decision making.

Production and Product Line Exits - includes costs associated with our decision to exit certain production facilities and product lines. The costs are primarily inventory reserves associated with products that are considered excess and may not be internally consumed due to the production process change, have potential reliability issues that will not be resolved due to our decision to exit production and or may not be sold to customers. In addition, there are certain other costs incurred associated with the production process that is being exited that are not expected to occur in the future. We believe the exclusion of these items is useful in providing management a basis to evaluate ongoing operating activities and strategic decision making.

Discontinued Operations - includes the profit and loss amounts of discontinued operations. We believe excluding gains and losses associated with historically divested businesses from our net income provides management with a comparable basis to our current ongoing operating activities.

Equity Investment and Sale of Business Gains and Losses - primarily includes losses associated with a non-marketable equity investment we have in a private business, as well as a $34 million loss associated with the sale and transfer of certain assets associated with our Japan-based long-range optical subassembly business (the "LR4 Business") during the fiscal third quarter of 2018. The investment losses are non-cash in nature, and we believe the sale of our LR4 Business is not correlated to future business operations and including such amounts does not reflect our ongoing operations.

Tax Effect of Non-GAAP Adjustments - adjustments to arrive at an estimate of our adjusted non-GAAP income tax rate associated with our adjusted non-GAAP income over a period of time. We determine our adjusted non-GAAP income tax rate by using applicable rates in taxing jurisdictions and assessing certain factors including our historical and forecast earnings by jurisdiction, discrete items, cash taxes paid in relation to our adjusted non-GAAP net income before income taxes and our ability to realize tax assets. We generally assess this adjusted non-GAAP income tax rate quarterly and have utilized 8% for our fiscal years 2018 and 2019. Our historical effective income tax rate under GAAP has varied significantly from our adjusted non-GAAP income tax rate. Items that have historically resulted in significant difference between our effective income tax rate under GAAP and our adjusted non-GAAP income tax rate include changes in fair values of the common stock warrant liability, which are excluded from our adjusted net income and are neither deductible nor taxable for tax purposes, losses or gains associated with our equity method investment in a private business, income taxed in foreign jurisdictions at generally lower tax rates, intangible impairments, research and development tax credits and merger expenses, as well as a $37.4 million deferred income tax benefit from an intra-entity asset transfer recognized during our fiscal year 2019. We believe it is beneficial for our management to review our adjusted non-GAAP income tax rate on a consistent basis over periods of time.  Items such as those noted above may have a significant impact on our GAAP income tax expense and associated effective tax rate over time. Our adjusted non-GAAP income tax rate is an estimate, and may differ from our effective income tax rate determined under GAAP.

Adjusted EBITDA - is a calculation that adds depreciation expense to our adjusted income from operations. Adjusted EBITDA is a measure that management reviews and utilizes for operational analysis purposes. We believe competitors and others in the financial industry utilize this non-GAAP measure for analysis purposes.

Free Cash Flow - is a calculation that starts with GAAP cash flow from operating activities, reduces this amount by our capital expenditures in the applicable period. Free Cash Flow is a measure that management reviews and utilizes for cash flow analysis purposes. We believe competitors and others in the financial industry utilize this non-GAAP measure for analyzing a company's cash flow.

Incremental Shares - is the number of potential shares of common stock issuable upon the exercise of stock options, restricted stock, restricted stock units and warrants which were not included in the calculation of our GAAP diluted shares. We believe competitors and others in the financial industry utilize this non-GAAP measure for analysis purposes.

* * *
Contact:
MACOM Technology Solutions Holdings, Inc.
Stephen Ferranti
Vice President of Investor Relations
P: 978-656-2977
E: stephen.ferranti@macom.com

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	September 27, 2019	June 28, 2019	September 28, 2018	September 27, 2019	September 28, 2018

Revenue	$112,248	$108,306	$151,188	$499,708	$570,398
Cost of revenue	59,323	74,478	80,206	279,000	324,692
Gross profit	52,925	33,828	70,982	220,708	245,706
Operating expenses:
Research and development	34,875	42,708	46,226	163,469	177,713
Selling, general and administrative	26,849	41,920	42,280	153,286	161,673
Impairment charges	700	264,086	—	264,786	6,575
Restructuring charges	2,496	8,887	(36)	19,543	6,265
Total operating expenses	64,920	357,601	88,470	601,084	352,226
Loss from operations	(11,995)	(323,773)	(17,488)	(380,376)	(106,520)
Other (expense) income:
Warrant liability (expense) gain	(5,023)	1,927	2,750	765	27,646
Interest expense, net	(8,661)	(8,967)	(8,089)	(35,803)	(31,338)
Other (expense) income, net	(3,507)	4,777	(3,609)	(7,739)	(45,023)
Total other expense	(17,191)	(2,263)	(8,948)	(42,777)	(48,715)

Loss before income taxes	(29,186)	(326,036)	(26,436)	(423,153)	(155,235)
Income tax benefit	(37,297)	(1,322)	(10,320)	(36,950)	(21,473)
Income (loss) from continuing operations	8,111	(324,714)	(16,116)	(386,203)	(133,762)
Loss from discontinued operations	—	—	(378)	—	(6,215)
Net income (loss)	$8,111	$(324,714)	$(16,494)	$(386,203)	$(139,977)

Net income (loss) per share:
Basic:
Income (loss) from continuing operations	$0.12	$(4.93)	$(0.25)	$(5.88)	$(2.07)
Loss from discontinued operations	—	—	(0.01)	—	(0.10)
Income (loss) per share - basic	$0.12	$(4.93)	$(0.25)	$(5.88)	$(2.16)

Diluted:
Income (loss) from continuing operations	$0.12	$(4.95)	$(0.29)	$(5.88)	$(2.47)
Loss from discontinued operations	—	—	(0.01)	—	(0.10)
Income (loss) per share - diluted	$0.12	$(4.95)	$(0.29)	$(5.88)	$(2.57)

Shares - Basic	66,077	65,858	65,170	65,686	64,741
Shares - Diluted	66,378	65,945	65,648	65,686	65,311

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	September 27, 2019	September 28, 2018

ASSETS
Current assets:
Cash and cash equivalents	$75,519	$94,676
Short term investments	101,226	98,221
Accounts receivable, net	69,790	97,375
Inventories	107,880	122,837
Income tax receivable	16,661	17,601
Assets held for sale, current	—	4,840
Prepaids and other current assets	27,506	23,311
Total current assets	398,582	458,861
Property and equipment, net	132,647	149,923
Goodwill and intangible assets, net	495,955	826,861
Deferred income taxes	41,407	2,272
Other investments	23,613	31,094
Other long-term assets	10,965	13,484
TOTAL ASSETS	$1,103,169	$1,482,495

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of lease payable	$1,084	$467
Current portion of long-term debt	6,885	6,885
Accounts payable	24,822	41,951
Accrued liabilities	39,908	49,945
Deferred revenue	2,137	7,757
Total current liabilities	74,836	107,005
Lease payable, less current portion	29,506	29,023
Long-term debt obligations, less current portion	655,272	658,372
Common stock warrant liability	12,364	13,129
Deferred income taxes	632	389
Other long-term liabilities	19,068	5,902
Total liabilities	791,678	813,820
Stockholders' equity	311,491	668,675
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,103,169	$1,482,495

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	Twelve Months Ended
	September 27, 2019	September 28, 2018

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(386,203)	$(139,977)
Depreciation and amortization	104,418	112,383
Share based compensation	23,792	31,937
Warrant liability gain	(765)	(27,646)
Acquired inventory step-up amortization	—	224
Loss on disposition of business	—	34,343
Deferred income taxes	(38,893)	(16,528)
Loss on minority equity investment	7,481	10,406
Restructuring and impairment related charges	273,572	9,143
Other adjustments to reconcile loss to net operating cash	4,255	(594)
Inventories	14,964	(2,166)
Accounts receivable	27,585	38,679
Change in other operating assets and liabilities	(9,506)	(13,911)
Net cash provided by operating activities	20,700	36,293
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of businesses, net	(375)	(1,000)
Sales, purchases and maturities of investments	(1,094)	(14,086)
Purchases of other investments	—	(5,000)
Proceeds associated with discontinued operations	—	4,737
Sale of businesses and assets	5,541	1,274
Purchases of property and equipment	(37,963)	(53,044)
Net cash used in investing activities	(33,891)	(67,119)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of financing costs	—	(505)
Proceeds from corporate facility financing obligation	—	4,000
Payments of notes payable and assumed debt	(8,306)	(7,598)
Proceeds from stock option exercises and employee stock purchases	7,193	6,957
Repurchase of common stock - tax withholding on equity awards	(4,137)	(6,828)
Other adjustments	(578)	(477)
Net cash used in financing activities	(5,828)	(4,451)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(138)	(151)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(19,157)	(35,428)
CASH AND CASH EQUIVALENTS — Beginning of period	94,676	130,104
CASH AND CASH EQUIVALENTS — End of period	$75,519	$94,676

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS
(unaudited and in thousands, except per share data)

	Three Months Ended						Twelve Months Ended
	September 27, 2019		June 28, 2019		September 28, 2018		September 27, 2019		September 28, 2018
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Gross profit - GAAP	$52,925	47.2	$33,828	31.2	$70,982	46.9	$220,708	44.2	$245,706	43.1
Amortization expense	5,773	5.1	8,149	7.5	8,515	5.6	29,847	6.0	33,428	5.9
Share-based and non-cash compensation	836	0.7	662	0.6	1,115	0.7	2,973	0.6	4,053	0.7
Impairment related charges	—	—	—	—	—	—	(991)	(0.2)	2,568	0.5
Acquisition, integration and restructuring related costs	—	—	—	—	1,176	0.8	547	0.1	1,966	0.3
Production and product line exits	—	—	—	—	1,000	0.7	—	—	17,165	3.0
Adjusted gross profit (Non-GAAP)	$59,534	53.0	$42,639	39.4	$82,788	54.8	$253,084	50.6	$304,886	53.5

	Three Months Ended						Twelve Months Ended
	September 27, 2019		June 28, 2019		September 28, 2018		September 27, 2019		September 28, 2018
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Operating expenses - GAAP	$64,920	57.8	$357,601	330.2	$88,470	58.5	$601,084	120.3	$352,226	61.8
Amortization expense	(6,757)	(6.0)	(13,713)	(12.7)	(12,438)	(8.2)	(44,872)	(9.0)	(48,266)	(8.5)
Share-based and non-cash compensation	(3,551)	(3.2)	(2,383)	(2.2)	(6,984)	(4.6)	(22,742)	(4.6)	(27,614)	(4.8)
Impairment and restructuring charges	(3,196)	(2.8)	(272,973)	(252.0)	36	—	(284,329)	(56.9)	(12,840)	(2.3)
Litigation costs	—	—	—	—	(982)	(0.6)	(167)	—	(3,507)	(0.6)
Acquisition, integration and restructuring related costs	(366)	(0.3)	(3,612)	(3.3)	(3,117)	(2.1)	(6,799)	(1.4)	(9,948)	(1.7)
Production and product line exits	—	—	—	—	(857)	(0.6)	—	—	(2,445)	(0.4)
Adjusted operating expenses (Non-GAAP)	$51,050	45.5	$64,920	59.9	$64,128	42.4	$242,175	48.5	$247,606	43.4

	Three Months Ended						Twelve Months Ended
	September 27, 2019		June 28, 2019		September 28, 2018		September 27, 2019		September 28, 2018
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Loss from operations - GAAP	$(11,995)	(10.7)	$(323,773)	(298.9)	$(17,488)	(11.6)	$(380,376)	(76.1)	$(106,520)	(18.7)
Amortization expense	12,530	11.2	21,862	20.2	20,953	13.9	74,719	15.0	81,694	14.3
Share-based and non-cash compensation	4,387	3.9	3,045	2.8	8,099	5.4	25,684	5.1	31,666	5.6
Impairment and restructuring charges	3,196	2.8	272,973	252.0	(36)	—	283,338	56.7	15,408	2.7
Litigation costs	—	—	—	—	982	0.6	167	—	3,507	0.6
Acquisition, integration and restructuring related costs	366	0.3	3,612	3.3	4,293	2.8	7,377	1.5	11,914	2.1
Production and product line exits	—	—	—	—	1,857	1.2	—	—	19,610	3.4
Adjusted income (loss) from operations (Non-GAAP)	$8,484	7.6	$(22,281)	(20.6)	$18,660	12.3	$10,909	2.2	$57,279	10.0

Depreciation expense	7,276	6.5	7,272	6.7	7,416	4.9	29,699	5.9	30,099	5.3
Adjusted EBITDA (Non-GAAP)	$15,760	14.0	$(15,009)	(13.9)	$26,076	17.2	$40,608	8.1	$87,378	15.3

	Three Months Ended						Twelve Months Ended
	September 27, 2019		June 28, 2019		September 28, 2018		September 27, 2019		September 28, 2018
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Net income (loss) - GAAP	$8,111	7.2	$(324,714)	(299.8)	$(16,494)	(10.9)	$(386,203)	(77.3)	$(139,977)	(24.5)
Amortization expense	12,530	11.2	21,862	20.2	20,953	13.9	74,719	15.0	81,694	14.3
Share-based and non-cash compensation	4,387	3.9	3,075	2.8	8,099	5.4	25,715	5.1	31,666	5.6
Impairment and restructuring charges	3,196	2.8	272,973	252.0	(36)	—	283,338	56.7	15,408	2.7
Warrant liability expense (gain)	5,023	4.5	(1,927)	(1.8)	(2,750)	(1.8)	(765)	(0.2)	(27,646)	(4.8)
Non-cash interest, net	1,015	0.9	1,015	0.9	1,015	0.7	4,061	0.8	4,587	0.8
Litigation costs	—	—	—	—	982	0.6	167	—	3,507	0.6
Acquisition, integration and restructuring related costs	366	0.3	3,582	3.3	4,293	2.8	7,346	1.5	11,914	2.1
Production and product line exits	—	—	—	—	1,857	1.2	—	—	19,610	3.4
Discontinued operations	—	—	—	—	378	0.3	—	—	6,215	1.1
Equity investment and sale of business (gains) losses	3,545	3.2	(4,705)	(4.3)	3,462	2.3	7,700	1.5	44,749	7.8
Other	—	—	—	—	—	—	—	—	—	—
Tax effect of non-GAAP adjustments	(37,367)	(33.3)	1,091	1.0	(11,235)	(7.4)	(35,281)	(7.1)	(23,893)	(4.2)
Adjusted net income (loss) (Non-GAAP)	$806	0.7	$(27,748)	(25.6)	$10,524	7.0	$(19,203)	(3.8)	$27,834	4.9

	Three Months Ended						Twelve Months Ended
	September 27, 2019		June 28, 2019		September 28, 2018		September 27, 2019		September 28, 2018
	Net Income (Loss)	Income (loss) per diluted share	Net Income (Loss)	Income (loss) per diluted share	Net Income (Loss)	Income (loss) per diluted share	Net Income (Loss)	Income (loss) per diluted share	Net Income (Loss)	Income (loss) per diluted share
Net income (loss) - GAAP	$8,111		$(324,714)		$(16,494)		$(386,203)		$(139,977)
Warrant liability gain	—		(1,927)		(2,750)		—		(27,646)
Net income (loss) - diluted	$8,111	$0.12	$(326,641)	$(4.95)	$(19,244)	$(0.29)	$(386,203)	$(5.88)	$(167,623)	$(2.57)

Adjusted net income (loss) (Non-GAAP)	$806	$0.01	$(27,748)	$(0.42)	$10,524	$0.16	$(19,203)	$(0.29)	$27,834	$0.42

	Three Months Ended			Twelve Months Ended
	September 27, 2019	June 28, 2019	September 28, 2018	September 27, 2019	September 28, 2018
	Shares	Shares	Shares	Shares	Shares
Diluted shares - GAAP	66,378	65,945	65,648	65,686	65,311
Incremental shares	358	80	236	387	376
Adjusted diluted shares (Non-GAAP)	66,736	66,025	65,884	66,073	65,687

	Three Months Ended						Twelve Months Ended
	September 27, 2019		June 28, 2019		September 28, 2018		September 27, 2019		September 28, 2018
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Interest expense, net - GAAP	$8,661	7.7	$8,967	8.3	$8,089	5.4	$35,803	7.2	$31,338	5.5
Non-cash interest expense	(1,015)	(0.9)	(1,015)	(0.9)	(1,015)	(0.7)	(4,061)	(0.8)	(4,588)	(0.8)
Adjusted Interest Expense (Non-GAAP)	$7,646	6.8	$7,952	7.3	$7,074	4.7	$31,742	6.4	$26,750	4.7

	Three Months Ended						Twelve Months Ended
	September 27, 2019		June 28, 2019		September 28, 2018		September 27, 2019		September 28, 2018
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Cash flow from operations - GAAP	$(7,578)	(6.8)	$1,439	1.3	$25,076	16.6	$20,700	4.1	$36,293	6.4
Capital expenditures	(6,058)	(5.4)	(9,305)	(8.6)	(13,601)	(9.0)	(37,963)	(7.6)	(53,044)	(9.3)
Free cash flow (Non-GAAP)	$(13,636)	(12.1)	$(7,866)	(7.3)	$11,475	7.6	$(17,263)	(3.5)	$(16,751)	(2.9)
Free cash flow as a percentage of Adjusted net income	(1,692)%		(28)%		109%		(90)%		(60)%